Shareholder Meeting Results (unaudited)

The Special Meeting of Shareholders of Aquila Tax-Free Trust of Oregon (the 'Trust') was held on May 5, 2016. The holders of shares representing 61% of the total net asset value of the shares entitled to vote were present in person or by proxy.
At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes are presented below).


			Dollar Amount of  Votes

					FOR	AGAINST		ABSTAIN
1. Approve an Amended and Restated
Declaration of Trust regarding:

1A.  Future Amendments
		$333,857,428	$16,815,316
	$34,356,8601B.  Termination
$315,869,082	$34,791,578
$34,368,932

1C.  Annual Shareholder
        Meetings
		$337,121,133
$15,626,556
$32,281,9371D. Removal of Trustees
		$336,604,956
$11,000,423	$37,424,213

1E. Indemnification/liability
        of Trustees, officers
	and employees		$332,804,182	$17,546,558	$34,678,897

1F.  Shareholder/Derivative
	Actions
		$316,384,550	$33.778,919	$34,866,1571G.  Number of Trustees/
	Vacancies
		$334,439,587
$15,876,080	$34,713,949

1H.  Series and classes
$337,704,281
$11,653,128
$35,672,2291I.  Other changes effected by
	Amended Declaration
	$317,129,077
$31,614,272	$36,286,243